         As filed with the Securities and Exchange Commission on June 29, 1999

                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                         COMPLETE WELLNESS CENTERS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                  52-1910135
    (State of Incorporation)            (I.R.S. Employer Identification No.)

                666 Eleventh Street, N.W., Washington, D.C. 20001
                                 (202) 639-9700
          (Address and telephone number of principal executive offices)

                               Joseph Raymond Jr.
                Chairman of the Board and Chief Executive Officer
           Complete Wellness Centers, Inc., 666 Eleventh Street, N.W.
                             Washington, D.C. 20001
                                 (202) 639-9700
           (Name, address, and telephone number of agent for service)

                               ------------------

                                   Copies to:
                                Hank Gracin, Esq.
                               Lehman & Eilen LLP
                      50 Charles Lindbergh Blvd., Suite 505
                               Uniondale, NY 11553
                                 (516) 222-0888

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans,
                          check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
           Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
                             the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of each class      Amount to be      Proposed maximum       Proposed maximum       Amount of
of securities to be      registered        offering price per     aggregate offering     Registration Fee (2)
registered                                 share  (1)             price  (1)

Common stock,            1,865,366         $3.00                  $5,596,098             $1,556.00
$0.0001665
par value
=============================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee based on a per share price of $3.00, the average of the high and low sale prices per share of our common stock on June 22, 1999.

(2)  Fees are calculated by multiplying the aggregate-offering price by .000278.

We will amend this registration statement as necessary until we file an amendment which specifically states that this registration statement has become effective in accordance with the Securities Act of 1933 or until declared effective by the Securities and Exchange Commission.

                    SUBJECT TO COMPLETION DATED JUNE 29, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1.   Forepart of the Registration Statement
     And Outside Front Cover Page Prospectus                     Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                                         Inside Front Cover Page

3.   Summary Information, Risk Factors and
     Ratio of Earnings to fixed Charges                          Not Applicable: Risk Factors; Not Applicable

4.   Use of Proceeds                                             Outside Front Cover; Use of Proceeds

5.   Determination of Offering Price                             Outside Front Cover Page

6.   Dilution                                                    Not Applicable

7.   Selling Security Holders                                    Selling Stockholders

8.   Plan of Distribution                                        Outside Front Cover Page; Plan of Distribution

9.   Description of Securities to be Registered                  Information Incorporated by Reference

10.  Interests of Named Experts and Counsel                      Legal Matters

11.  Material Changes                                            Not Applicable

12.  Incorporation of Certain Information by Reference           Information Incorporated by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities              Not Applicable

                         COMPLETE WELLNESS CENTERS, INC.
                      1,199,366 Shares of Common Stock and
                    666,000 Shares of Common Stock Underlying
                                    Warrants

This prospectus relates to the public offering, of up to 1,865,366 shares of common stock referred to in this prospectus as resale shares of Complete Wellness Centers, Inc. The resale shares may be sold by the selling stockholders of the company or their successors that receive the shares as a gift, distribution or other non-sale related transfer. All of the resale shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933. We are registering the resale shares pursuant to registration rights agreements with the various selling stockholders.

We intend that this registration statement will remain effective until no later than December 31, 2003. On June 22, 1999, the last reported sale price for our common stock, was $3.00 per share. Our common stock is currently quoted on Nasdaq SmallCap Market under the symbol CMWL.

The common stock being offered in this prospectus involves a high degree of risk. See risk factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 29, 1999

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering. Any other information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities identified in this prospectus, nor does it constitute an offer to sell or a solicitation of any person any place where an offer or solicitation may not legally be made.

                              AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. As a result, we file reports, proxy and information statements with the Securities and Exchange Commission. This data with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov that contains our data in reports, proxy and information statements that have been filed since we began to file electronically with the Securities and Exchange Commission in February 1997. Our common stock is quoted on the Nasdaq SmallCap Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus does not contain all the information set forth in the registration statement on Form S-3 of which this prospectus is a part, including attached exhibits or incorporated by reference which has been filed electronically with the Securities and Exchange Commission. Copies of the registration statement and the attached exhibits and schedules may be obtained upon payment of the required fee prescribed by the Securities and Exchange Commission, or may be examined without charge at the office of the Securities and Exchange Commission or at the Securities and Exchange Commission's web site.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all the information that is important to you. To understand this offer fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "beliefs," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted herein by reference. Complete Wellness Centers, Inc. assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                         COMPLETE WELLNESS CENTERS, INC.
                    Offices: 666 11th Street, N.W. Suite 200
                             Washington, D.C. 20001
                            Telephone (202) 639-9700
                               Fax (202) 639-9750

                                  THE OFFERING

Common Stock Offered by Selling Stockholders ...................................1,865,366   shares

Common Stock to be Offered by the Company ......................................        0   shares

Common Stock Outstanding before Offering (1) ...................................2,949,755   shares

Common Stock Outstanding After Offering (2) ....................................3,546,755   shares

Use of Proceeds ................................................................All of the shares offered from time to time by this prospectus are being
                                                                                offered by the selling stockholders.
                                                                                Complete Wellness Centers, Inc. shall
                                                                                not receive any proceeds from these
                                                                                sales of its stock.

Risk Factors ...................................................................The securities offered by this
                                                                                Prospectus involve a high degree of risk.
                                                                                Investors should purchase the securities
                                                                                offered by this prospectus only if they can
                                                                                afford to lose their entire investment.

NASDAQ SmallCap Symbol .........................................................CMWL

================================================================================
(1)    Based on shares outstanding as of May 31, 1999
(2)    Includes 597,000 shares issued in June 1999 private placement

                                  RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. You should carefully review and consider the following risks as well as the other information set forth in this prospectus before deciding to invest in shares of our common stock.

We do not have adequate cash reserves to meet our operating needs.

     We are currently dependent on advances from investors to meet our day to day cash needs. As a result, we must continue to identify other sources of cash immediately in order to remain in business. Failure to immediately identify other sources of cash could result in our insolvency.

We have a history of losses and may not continue to be profitable.

     We recorded our first profitable quarter in the calender quarter ended March 31, 1999. We commenced operations in January 1995 and began managing our first integrated medical center in September 1995. We have a limited operating history upon which you can judge our performance and we have experienced net losses, negative cash flow, a deficit in working capital, and an accumulated deficit each month until very recently .

Our rapid expansion may lead to financial losses.

     We have expanded from managing one integrated medical center at December 31, 1995 to 87 integrated medical centers at December 31, 1998. We have ceased operations in several of our centers since that time and now manage 73 integrated medical centers. Our future profitability will depend upon a number of factors, including:

- Our ability to develop integrated medical centers where we have agreements with chiropractors as of May 30, 1999
- Our ability in the future to identify and affiliate with a sufficient number of suitable, well-located chiropractors and their existing chiropractic practices
- Whether new integrated medical centers can be opened in conformance with our plans and schedule.
- Our ability to adequately train sufficient numbers of affiliated chiropractors and their office staff on the operation and administration of integrated medical centers and our management information system
- Our ability to attract and retain medical doctors and other traditional health care providers for employment at the integrated medical centers
- Our ability to support and manage the increased numbers of integrated medical centers effectively
- Whether anticipated performance levels at integrated medical centers will be achieved

Delays in the opening of new integrated medical centers could adversely affect our future financial condition and operating results.

We are the subject of a pending federal investigation.

     In November 1997, three of our facilities were searched by federal authorities pursuant to search warrants, and the federal authorities removed computer records and written documents. A few of our employees and certain of our subsidiaries were served with subpoenas requesting records and documents related to billing and claims coding, clinical relationships and corporate records. We believe that we could be a target in this investigation. One employee has received a target letter stating that the employee was a subject of the investigation. The investigation appears to be focused on two clinics in Virginia. No charges have yet been filed against the company or any of our employees. However, any such charges could have a material adverse effect on our future financial position and results of operations.

The government may challenge our affiliation relationships with the chiropractors.

     We believe that our affiliated chiropractor relationship does not violate applicable federal or state health care regulatory requirements. There can be no assurance, however, that health care officials will not take a contrary view and bring a claim against us under federal law. Prosecutions by federal officials could have an adverse effect on us, even if our affiliated chiropractor relationships were subsequently determined lawful.

We rely on affiliated chiropractors to generate our revenues.

     Our revenue and cash flow are dependent on the generation and collection of revenue by the integrated medical centers and the efficient management by the affiliated chiropractor. In the past, we have experienced negative results from poor management of certain chiropractors, which consequently lessen the expected revenues and profits from that specific center. If a significant number of affiliated chiropractors fail in their management duties, our financial condition and operating results would be adversely affected.

We are dependent on third party reimbursement.

     Third party reimbursement is the payment of medical or chiropractic services by anyone other than the patient, for example, the payment for services by an insurance company. Substantial amounts of our revenue from the integrated medical centers are derived from commercial health insurance, state workers' compensation programs, and other third party payers. Insurance companies are not yet totally familiar with reimbursing for traditional and alternative health care services, such as chiropractic, performed within a medical practice. Persistent disagreements of this nature could have a materially adverse effect.

Managed care contracts limit our revenues.

     We believe that our success, in part, will depend on our ability to negotiate, on behalf of the integrated medical centers, favorable managed care contracts with health maintenance organizations and other private third party payer programs. Failure to negotiate favorable contracts for our integrated medical centers will adversely affect the profitability of our integrated medical centers. Such contracts often shift much of the financial risk of providing care from the payer to the provider by requiring the provider to furnish all or a portion of its services in exchange for a fixed fee per member patient, per month, regardless of the level of use by the patient.

We are dependent on our key management personnel.

     We are dependent upon the active participation of our executive officers, particularly our Chairman and Chief Executive Officer, Joseph Raymond Jr. and our Chief Operating Officer, Dr. Sergio Vallejo. The loss of the services of Mr. Raymond and/or Dr. Vallejo could have a material adverse effect on us. We do not have an employment contract with Mr. Raymond or Dr. Vallejo and both are currently serving without compensation. We do not currently hold a "key-man" life insurance policy on the life of Mr. Raymond or Dr. Vallejo.

Claims for medical malpractice could adversely affect us.

     Although we do not ourselves provide such services or control the provision of health care services by the integrated medical centers' practitioners, we could nevertheless be also accused of medical negligence. We have obtained an insurance policy that provides both us and our integrated medical centers medical malpractice insurance and managed care errors and omissions insurance retroactive to the integration dates of the integrated medical centers. The policy provides coverage for $1,000,000 per claim per integrated medical center, subject to an aggregate limit of $3,000,000 per integrated medical center per year. A successful claim against us in excess of our insurance coverage could have a material adverse effect upon our business.

We could suffer criminal and monetary penalties if our healthcare providers are accused of fraud and healthcare abuse.

     Federal and state laws extensively regulate the relationships among providers of health care services. These laws include federal fraud and abuse provisions which if violated by any of our health care providers could put us at risk of severe criminal and monetary penalties. Federal fraud and abuse laws also impose restrictions on physicians' referrals for designated health services covered under Medicare or Medicaid to entities with which they have financial relationships. There can be no assurance that the federal and state governments will not consider additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, which could adversely affect the company.

Federal and state governments may determine that our medical centers are part of a franchise system.

     Franchise laws require, among other things, that a disclosure document be prepared and given to prospective franchisees. A review of our business by regulatory authorities could result in a determination that our integrated medical centers are part of a franchise system, which determination would require us to prepare and distribute a franchise disclosure document and could adversely affect our operations or require structural and organizational modifications with the integrated medical centers. We have not prepared and distributed a franchise disclosure document because we believe that integrated medical centers formed as business corporations wholly owned by us are not subject to such franchise laws. Integrated medical centers formed as physician-owned professional corporations could be subject to the franchise laws. If these laws are deemed to apply, we would be required to prepare and deliver a disclosure document to the physician that owns the professional corporation, and who might be our employee.

Our operations could be deemed to violate laws that prohibit the corporate practice of medicine.

     In states where general business corporations are permitted to own medical practices, the integrated medical centers are formed as general business corporations and are wholly-owned by us. In most states, the integrated medical centers are formed as professional corporations owned by one or more medical doctors licensed to practice medicine under applicable state law. Although we believe our operations as currently conducted are in material compliance with existing applicable laws, our structure could be challenged as constituting the unlicensed practice of medicine and the enforceability of the legal agreements underlying our structure could be limited. The inability to successfully restructure our contractual arrangements could have a material adverse effect on us.

The liability of our Board of Directors is limited.

     Our certificate of incorporation and by-laws provide that a director of the company will not be personally liable to us or our stockholders for monetary damages for breach of the fiduciary duty of care as a director, subject to the limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither we, nor our stockholders, would be able to recover damages in the event that a director(s) takes an action that harm us.

We have instituted anti-takeover provisions and increased the authorized common and preferred stock.

     Our board of directors has the authority to issue up to 50,000,000 shares of common stock and up to 2,000,000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the common stockholders. We are planning to raise capital that may include the sale of most or all of the authorized preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that is currently issued or which may be issued in the future.

Our securities may be delisted from the Nasdaq SmallCap Market.

     On November 20, 1998, we received notice from Nasdaq that we did not meet the net asset requirements for continued Nasdaq SmallCap Market listing. We formally responded to NASDAQ's questions with a written plan designed to meet the minimum listing requirements. We received another query more recently and again responded in writing to NASDAQ with an updated plan for continued listing specifying the planned conversion of outstanding debt to equity, the private placement of Common Stock for $775,000, and the reversal of reserves in a Chapter 7 filing for a subsidiary. If our securities were to be delisted from Nasdaq SmallCap Market, it would materially adversely affect the prices of our securities and the ability of shareholders to sell them. In addition, if our securities are delisted from the NASDAQ SmallCap Market, our shares will be subject to the NASDAQ penny stock rules. These rules and disclosure requirements would have the effect of reducing the trading activity in our stock. If our common stock becomes subject to the penny stock rules, it would be more difficult to sell shares of our common stock.

                                 INDEMNIFICATION

THE COMPANY'S BYLAWS REQUIRE THE COMPANY, TO THE FULLEST EXTENT PERMITTED OR REQUIRED BY DELAWARE LAW, TO (i) INDEMNIFY ITS DIRECTORS OR OFFICERS AGAINST ANY AND ALL LIABILITIES AND (ii) ADVANCE ANY AND ALL REASONABLE EXPENSES INCURRED IN ANY PROCEEDING TO WHICH ANY SUCH DIRECTOR OR OFFICER IS A PARTY OR IN WHICH SUCH DIRECTOR OR OFFICER IS DEPOSED OR CALLED TO TESTIFY AS A WITNESS BECAUSE HE OR SHE IS OR WAS A DIRECTOR OR OFFICER OF THE COMPANY. GENERALLY, DELAWARE STATUTORY LAW PERMITS INDEMNIFICATION OF A DIRECTOR OR OFFICER UPON A DETERMINATION THAT HE OR SHE ACTED IN GOOD FAITH AND IN A MANNER THAT HE OR SHE REASONABLY BELIEVED TO BE IN, OR NOT OPPOSED TO, THE BEST INTERESTS OF THE CORPORATION AND, WITH RESPECT TO ANY CRIMINAL ACT OR PROCEEDING, HAD NO REASONABLE CAUSE TO BELIEVE HIS OR HER CONDUCT WAS UNLAWFUL. THE RIGHT TO INDEMNIFICATION GRANTED IN THE COMPANY'S BYLAWS IS NOT EXCLUSIVE OF ANY OTHER RIGHTS TO INDEMNIFICATION AGAINST LIABILITIES OR ADVANCEMENT OF EXPENSES WHICH A DIRECTOR OR OFFICER MAY BE ENTITLED TO UNDER ANY WRITTEN AGREEMENT, BOARD RESOLUTION, VOTE OF STOCKHOLDERS, DELAWARE LAW OR OTHERWISE.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below, which have already been filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the securities offered by this prospectus.

     1. Our annual report on Form 10-KSB for the fiscal year ended December 31, 1998;

     2. Our quarterly report on Form 10-QSB for the quarter ended March 31, 1999;

     3. Our annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and as amended on Form 10-KSB/A filed April 14, 1998 and as amended on Form 10-KSB/a filed on January 19, 1999;

     4. Our quarterly report on Form 10-QSB for the quarter ended March 31, 1998 and for June 30, 1998 and as amended on Form 10-QSB/A filed October 1, 1998 and as both individually amended on Form 10-QSB/A filed on January 19, 1999;

     5. Our quarterly report on Form 10-QSB/A for the quarter ended September 30, 1998 as amended on January 19, 1999;

     6.   Our current report on Form 8-K filed on January 16, 1998;

     7.   Our current report on Form 8-K filed on February 9, 1998;

     8.   Our current report on Form 8-K/A filed on March 12, 1998;

     9.   Our current report on Form 8-K filed on June 3, 1998;

     10.  Our current report on Form 8-K filed on July 10, 1998;

     11.  Our current report on Form 8-K filed on August 21, 1998;

     12.  Our current report on Form 8-K filed on September 21, 1998;

     13.  Our current report on Form 8-K filed on December 3, 1998;

     14. The description of our common stock contained in the company's registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 19, 1997;

     15.  Our proxy statement and notice of annual meeting filed on May 4, 1998;

     16. Our proxy statement and notice of special meeting of stockholders filed on July 22, 1998;

     17. Our information statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder;

     18.  Our current report on Form 8-K filed on December 30, 1998;

     19.  Our current report on Form 8-K filed on March 9, 1999;

     20.  Our current report on Form 8-K filed on March 12, 1999;

     21.  Our current report on Form 8-K filed on March 15, 1999: and

     22. Our Initial Public Offering Filing on Form SB-2/A filed on February 13, 1997 and made effective on February 19, 1997.

Any statement contained in a document incorporated by reference above shall be considered modified or superseded for purposes of this prospectus and the registration statement of which it is a part.

Upon written or oral request, we will send any documents incorporated by reference, other than exhibits to the referenced documents. Requests should be submitted in writing or by telephone at (202) 639-9700 to Michael Brigante, senior vice president, chief financial officer and secretary, Complete Wellness Centers, Inc., at the principal executive offices of the company, 666 Eleventh Street, N.W., Suite 200, Washington, D.C. 20001.

                          MARKET PRICE OF COMMON STOCK

     The following table sets forth the high and low bid prices for the Common Stock as reported on NASDAQ for each quarter since December 31, 1996 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

QUARTER ENDED
                              HIGH         LOW

March 31, 1997                $5.06        $3.25
June 30, 1997                  5.25         3.25
September 30, 1997             4.75         2.25
December 31, 1997              4.63         0.75
March 31, 1998                 3.12         1.75
June 30, 1998                  3.63         1.50
September 30, 1998             3.83         2.13
December 31, 1998              4.83         2.63
March 31, 1999                 4.06         1.75
April 1 through May 31, 1999   3.63         2.25


We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and do not anticipate paying cash dividends in the foreseeable future.

As of March 31, 1999, there were approximately 738 record holders of our common stock.

                               REGISTRATION RIGHTS

     We are filing this registration statement because the purchasers of 597,000 of our common shares, sold in a private placement, have exercised their demand registration rights. The balance of the shares of common stock being registered hereunder are being registered pursuant to the exercise of piggyback registration rights. Pursuant to such demand and piggyback registration rights we are obligated to use our best efforts to cause this registration statement to become effective by August 15, 1999. We are further obligated to register and qualify the resale shares under such state securities laws as the selling stockholders may reasonably request. We will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the selling stockholders.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

      None of the proceeds from the sale of the common stock registered hereunder will accrue to Complete Wellness. Through private placement, Complete Wellness has obtained $597,000 of financing from the sale of 597,000 shares of Common Stock at a price of $1.00 per share, exclusive of fees and other expenses related to this sale. We intend to apply the net proceeds of this sale of Common Stock for working capital purposes.

                              SELLING STOCKHOLDERS

The following table sets forth the number of shares of unregistered common stock owned by each of the selling stockholders. S. R. Vallejo and E. E. Sharer are currently board members and Jason Elkin and Robert Mrazek are former board members of ours. None of the other selling stockholders has had any other material relationship with us within the past three years other than as a result of the ownership of the resale shares or other securities of ours. Because the selling stockholders may offer all or some of the resale shares which they hold pursuant to the offering contemplated by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares, no estimate can be given as to the amount of resale shares that will be held by the selling stockholders after completion of this offering. The resale shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

In addition, the table sets forth currently owned unregistered shares, and does not try to estimate or report the number of shares that may be additionally owned. The percentage of ownership after the offering is calculated by dividing the number of shares owned by each individual stockholder prior to this offering by 3,956,755 total shares that will be outstanding after this offering. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

Also included on the following tables are consultants and advisors who received common stock purchase warrants for services rendered, which are further described in the attached warrant agreements, totaling 338,000 shares. Also, on October 24, 1998, Wexford Spectrum Investors LLC completed the private sale of shares of common stock they held to various purchasers and in various quantities totaling 100,000 shares of common stock. In addition, upon completion and acceptance of Wexford's legal review and the approval of our accountants and attorneys, Wexford plans to exchange $330,000 of their $475,000 senior secured loan, plus interest, for 330 shares of a new series of Preferred Stock of the Company, to be designated the Junior Convertible Preferred Stock, with such Preferred Stock having a stated value of $1,000 per share. Each share of the Junior Convertible Preferred Stock shall, at the option of the holder, be convertible into either shares of our Common Stock or our publicly traded Common Stock Purchase Warrants which shall be fully registered, non restricted and freely tradeable. In each case, the shares of the Junior Convertible Preferred Stock shall be convertible into shares of our Common Stock or our Common Stock Purchase Warrants at a twenty (20%) percent discount to the average of the closing market prices for the twenty (20) business days preceding conversion, into the Common Stock or the Warrants, as the case may be.

                              REGISTRATION SUMMARY

Common Stock Underlying Purchase Warrants                                                                     268,000

Issued and Outstanding Common Stock held by the former LLC Investors and current and former Board Members      92,366

Common Stock Underlying Redeemable Warrants                                                                   100,000

Common Stock sold in Private Sale by Wexford                                                                  100,000

Common Stock issued in private placement by the Company                                                       597,000

Common Stock to be issued in settlement of Haim Zitman litigation                                              80,000

Common Stock Underlying Purchase Warrants per private placement                                               298,000

Common Stock to be issued upon conversion of the Junior Convertible Preferred Stock issued in
Connection with the Wexford Loan Conversion                                                                   330,000
                                                                                                              -------


TOTAL                                                                                                       1,865,366

Common Stock Underlying Purchase Warrants
-----------------------------------------


                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------

Credit Research & Trading LLC (5)           90,000        90,000                2.5
  One Fawcett Place
  Greenwich, CT  06830
Credit Research & Trading LLC (5)           10,000        10,000                 *
  One Fawcett Place
  Greenwich, CT  06830
Republic National Bank as (5)                8,000         8,000                 *
  Custodian for SEP FBO of
  Hugh Deane
  452 Fifth Avenue
  New York, NY 10018
The Equity Group (5)                        10,000        10,000                 *
  800 Third Avenue, 36th Floor
  New York, NY  10022
The Equity Group (5)                        10,000        10,000                 *
  800 Third Avenue, 36th Floor
  New York, NY  10022
C. John Peterson (5)                        10,000        10,000                 *
  984 N. 1800 Road
  Lawrence, KS  66049
Peter Spielberger (5)(6)                    25,000        25,000                 *
  10 Greenfield Road
  New City, NY  10956
Michael M. LeConey (5)(6)                   25,000        25,000                 *
  C/O Ray Dirks Research
  520 Madison Ave., 10th Floor
  New York, NY  10022
Raymond L. Dirks (5)(6)                     15,000        15,000                 *
  C/O Ray Dirks Research
  520 Madison Ave., 10th Floor
  New York, NY  10022
Jessy W. Dirks (5)(6)                       15,000        15,000                 *
  C/O Ray Dirks Research
  520 Madison Ave., 10th Floor
  New York, NY  10022

Steven A. Rothstein (5)(6)                   2,000         2,000                 *
  C/O National Securities Corporation
  1001 Fourth Avenue, Suite 2200
  Seattle, Washington 98154
National Securities Corporation (5)(6)      18,000        18,000                 *
  1001 Fourth Avenue, Suite 2200
  Seattle, Washington 98154
Chris Janish (5)(6)                         30,000        30,000                 *
  40 Broad Street, Suite 2100
  New York, NY 10004                       -------       -------             -----

TOTAL                                      268,000       268,000               7.6

Issued and Outstanding Common Stock held by former LLC Investors and current and former Board Members
-----------------------------------------------------------------------------------------------------


                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------
Michael D. Barnes (3)                          691           691                 *
  555 13th Street, NW
  Washington, D.C.  20004-1109
Binstock Rubin Investments (3)               1,727         1,727                 *
  One Datran Center
  9100 S. Dadeland Boulevard., Suite 901
  Miami, FL  33156-7815
Jill Brigante, Custodian for (3)               901           901                 *
  Jacqueline P. Brigante, NJUGMA
  17 Daniel Drive
  Belle Mead, NJ  08502
Jill Brigante, Custodian for (3)               819           819                 *
  Virginia A. Brigante, NJUGMA
  17 Daniel Drive
  Belle Mead, NJ  08502
Peter A. Carfagna (3)                          691           691                 *
  2742 West Park Boulevard
  Shaker Heights, OH 44120
Jeffrey A. Clark/Josephine H. Ricks (3)        691           691                 *
  1324 Corcoran Street, NW
  Washington, D.C.  20009-4311
Dr. Paul Curcio/Dr. Tammy Cashion (3)        3,454         3,454                 *
  14215 E. Centreville Square
  Centreville, VA  22020
JMDMJD LTD. (3)
  John A. Ellerton/Marie Ellerton            6,908         6,908                 *
  1700 Silver Oak
  Las Vegas, NV  89117
Robert J. Goode (3)                          2,072         2,072                 *
  12090 Longlake Drive
  Owings Mills, MD  21117
Tom Goodwin (3)                                691           691                 *
  1150 Connecticut Ave., Suite 200
  Washington, D.C.  20036
David Greenberg (3)                          1,727         1,727                 *
  8111 SW 183rd Street
  Miami, FL  33157
Kevin Grevey (3)                             2,763         2,763                 *

  528 River Bend Road
  Great Falls, VA  22066
Zev E. Kaplan (3)                            1,382         1,382                 *
  3012 W. Charleston Blvd., Suite 140
  Las Vegas, NV  89102
Peter S. Knight (3)                          6,908         6,908                 *
  1615 L Street, NW, Suite 650
  Washington D.C.  20036
Robert S. Libauer (3)                        9,749         9,749                 *
  3704 North Charles Street, #1004
  Baltimore, MD  21218
McAdory Lipscomb, Jr. (3)                    2,072         2,072                 *
  58 Glen Hill Road
  Wilton, CT  06897
Danielle F. Milano (3)                         819           819                 *
  155 East 29th Street, Apt. 5C
  New York, NY  10016
Martin B. Mintz (3)                          1,382         1,382                 *
  8107 Anita Road
  Baltimore, MD  21208
Profit Sharing Plan (3)                        553           553                 *
  David H. Shulman
  660 Kenilworth Road, Suite 102
  Towson, MD  21204
Revocable Trust FBO Wilma I. Sharer (3)      8,193         8,193                 *
  12404 Beall Spring Road
  Potomac, MD  20854
Leonard Pondfield (3)                          691           691                 *
  7913 Stevenson Road
  Baltimore, MD  21208
Rita Sapperstein (3)                         1,520         1,520                 *
  6711 Park Heights Avenue #L-5
  Baltimore, MD  21215
Silver & Silver PA (3)                       1,382         1,382                 *
  Profit Sharing Plan
  11403 Cronhill Drive #E
  Owings Mills, MD  21117
Sun Furniture, Inc. (3)                      1,382         1,382                 *
  Profit Sharing Plan and Trust
  Seymour Weisberg, Trustee
  FBO Barbara E. Weisberg
  3031 Fallstaff Road #604
  Baltimore, MD  21209
Larry D. Vignali/Jacqueline R. Vignali (3)   6,908         6,908                 *
  6906 Atlantic Avenue
  Virginia Beach, VA  23451
Arthur D. Webster (3)                        6,908         6,908                 *
  300 W. Main Street
  Salisbury, MD  21801
Seymour Weisberg (3)                         1,382         1,382                 *
  3031 Fallstaff Road #604
  Baltimore, MD  21209
E. Eugene Sharer (4)                        10,000        10,000                 *
  12404 Beall Spring Road
  Potomac, MD  20854

Robert J. Mrazek (4)                         8,000         8,000                 *
  301 Constitution Avenue, NE                -----         -----             -----
  Washington, D.C.  20002


TOTAL                                       92,366        92,366               2.6

Common Stock Underlying Redeemable Warrants
-------------------------------------------

National Securities, Inc.                   18,000        18,000                 *
  10 Greenfield Road
  Seattle, Washington 98154
Steven A. Rothstein (5)(6)                   2,000         2,000                 *
  C/O National Securities Corporation
  1001 Fourth Avenue, Suite 2200
  Seattle, Washington 98154
Michael M. LeConey (6)                      25,000        25,000                 *
  C/O Ray Dirks Research
  C/O National Securities Corporation
  1001 Fourth Avenue, Suite 2200
  Seattle, Washington 98154
Peter Spielberger (6)                       25,000        25,000                 *
  10 Greenfield Road
  New City, NY 10956
Michael M. LeConey (6)
  C/O Ray Dirks Research
  520 Madison Ave., 10th Floor
  New York, NY 10022
Raymond L. Dirks (6)                        15,000        15,000                 *
  C/O Ray Dirks Research
  520 Madison Ave., 10th Floor
  New York, NY  10022
Jessy W. Dirks (6)                          15,000        15,000                 *
  C/O Ray Dirks Research                    ------        ------             -----
  520 Madison Ave., 10th Floor
  New York, NY  10022

TOTAL                                      100,000       100,000               2.8

Common Stock sold in private sale by Wexford to the below named parties
-----------------------------------------------------------------------


                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------
S. R. Vallejo FBO (7)                        1,500         1,500                 *
  Anthony C. Vallejo
  875 Hanover Way
  Lakeland, FL  33813
S. R. Vallejo FBO (7)                        1,500         1,500                 *

  Christina A. Vallejo
  875 Hanover Way
  Lakeland, FL  33813
Stephen H. Hamic (7)                         4,000         4,000            *
  1740 Comanche Trail
  Lakeland, FL  33803
Steven T. Moore (7)
  Universal Building Specialties, Inc.       5,000         5,000            *
  P.O. Box 1722
  Lakeland, FL  33802-1722
Jason Elkin (7)
  5784 Lake Forest Drive Suite 290          41,000        41,000          1.2
  Atlanta, GA  30328
Joseph Raymond (7)
  500 Craig Road                            28,000        28,000            *
  2nd Floor
  Manalapan, NJ  07726
Jill Brigante, Custodian for (7)
  Jacqueline P. Brigante, NJUGMA             2,000         2,000            *
  17 Daniel Drive
  Belle Mead, NJ  08502
Jill Brigante, Custodian for (7)
  Virginia A. Brigante, NJUGMA               2,000         2,000            *
  17 Daniel Drive
  Belle Mead, NJ  08502
Theresa & Karl Szabo (7)
  699 Long Lake Drive                        2,000         2,000            *
  Oviedo, FL  32765
Audrey Dickinson (7)
  1680 Oakhurst Avenue                       3,000         3,000            *
  Winter Park, FL  32789
Peter DiPasqua, Jr. (7)
  2138 Lake Drive                            5,000         5,000            *
  Winter Park, FL  32789
Robert C. and Chantel M. Natale (7)
  800 Westwind Court                         5,000         5,000            *
  Maitland, FL  32751                      -------       -------       -------

TOTAL                                      100,000       100,000           2.8

Common Stock issued to the parties named below per private placement sale by the Company
----------------------------------------------------------------------------------------

                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------
Paul Welch
  51 Oxford Road                            50,000        50,000                1.4
  Tony Meadow, Mass 01106

William J Koopman
  327 McHone Road                           25,000        25,000                 *
  Spruce Pine, NC 28777

Timothy Miller
 10191 Ashbrooke Ct                         15,000        15,000                 *
 Suite D
 Oakton, VA 22124

Jan O. Miller

0525 Providence Way                         10,000        10,000                 *
Fairfax, VA 22030

Maria L. Tafaro
 201 East 21st Street                       10,000        10,000                 *
 Apt. 8J
 New York, NY 10010

Fredrick Johnson
 RT. 3 Box 158 E                            25,000        25,000                 *
 Marshfield, MO 65706-9435

Gary Anderson
 PO Box 7880                                50,000        50,000                1.4
 San Francisco, CA 94120

Structure Management, Inc.
 500 Craig Road, Suite 201                 287,000       287,000                8.1
 Manalapan, NJ 07726

TravelworldManagementServices,
 500 Craig Road, Suite 201                 125,000       125,000                3.5
 Manalapan, NJ 07726                       -------       -------             ------

TOTAL                                      597,000       597,000               16.8

Common Stock to be Issued to Haim Zitman in Settlement of Litigation
--------------------------------------------------------------------

                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------

Haim Zitman (9)                             80,000        80,000                     2.3
320 East 52nd Street, Apt 14A
New York, NY 10022                          ------        ------                --------

TOTAL                                       80,000        80,000                     2.3

Common Stock Underlying Purchase Warrants to be issued per private placement sale
---------------------------------------------------------------------------------



                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------

Paul Welch
 51 Oxford Road                             25,000        25,000                 *
 Tony Meadow, Mass 01106

William J Koopman
 327 McHone Road                            12,500        12,500                 *
 Spruce Pine, NC 28777

Timothy Miller
 10191 Ashbrooke Ct                          7,500         7,500                 *
 Suite D
 Oakton, VA 22124

Jan O. Miller
 0525 Providence Way                         5,000         5,000                 *
 Fairfax, VA 22030

Maria L. Tafaro
 201 East 21st Street                        5,000         5,000                 *
 Apt. 8J
 New York, NY 10010

Fredrick Johnson
 RT. 3 Box 158 E                            12,500        12,500                 *
 Marshfield, MO 65706-9435

Gary Anderson
 PO Box 7880                                25,000        25,000                 *
 San Francisco, CA 94120

Structure Management, Inc.
 500 Craig Road, Suite 201                 143,000       143,000                4.6
 Manalapan, NJ 07726

Transworld Management Services, Inc.
 500 Craig Road, Suite 201                  62,500        62,500                1.8
 Manalapan, NJ 07726

TOTAL                                      298,000       298,000                8.4

Common Stock to be issued upon conversion of the Junior Convertible
Preferred Stock issued in connection with the Wexford Loan Conversion
---------------------------------------------------------------------



                                          Number of
                                           Shares        Number
                                            Owned      of Shares
  Names and Addresses                     Prior to        Being              % Ownership
Of Selling Stockholders                 Offering (1)   Offered (1)        After Offering (2)
-----------------------                 ------------   -----------        ------------------

Wexford and Imprimis Management LLC (8)    330,000       330,000                9.3
411 West Putnam Ave.
Greenwich, CT 06830                      ---------     ---------              -----
 Total                                     330,000       330,000                9.3
GRAND TOTAL                              1,865,366     1,865,366               52.6

* Less than one percent

(1)Excludes shares of Common Stock that may be issued upon conversion of $5,000,000 of Senior Convertible Preferred Stock that may be converted into Common Stock at the rate equal to the lesser of $1.75 per share of Common Stock or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the five trading days immediately preceding the conversion date. If the $5,000,000 Preferred Stock is converted at $1.75 per share of Common Stock, the number of shares of Common Stock owned would be 2,857,142 shares.

(2) Based upon 2,949,755 shares of Common Stock outstanding on May 31, 1999. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(3) On July 22, 1998, the Company completed the transaction to acquire 95.6% of the members' interests in Complete Wellness Centers, LLC as approved by the Board of Directors by issuing 77,821 shares of its Common Stock.

(4) On July 6, 1998 Mr. Sharer was granted 10,000 shares of the Company's Common Stock in relation to his election to the position of Vice Chairman of the Company. On September 15, 1998 Mr. Mrazek was granted 8,000 shares of the Company's Common Stock as consideration for his resignation as CEO of the Company's smoking cessation subsidiary.

(5) The Company, at various times and in varying quantities and prices has issued Common Stock purchase warrants to its consultants and advisors for services rendered to the Company totaling 388,000 shares as described in the Warrant Agreements attached as Exhibits to this Registration Statement.

(6) The Company issued Warrants to Purchase 100,000 shares of Common Stock and/or 100,000 Redeemable Warrants in connection with its Initial Public Offering on February 19, 1997 to its Underwriter and the Underwriter's Representatives.

(7) In October, 1998 Wexford and Imprimis Management LLC sold 100,000 shares of our Common Stock in a private sale to the named parties.

(8) Upon completion and acceptance of Wexford's legal review and the approval of our accountants and attorneys, Wexford plans to exchange $330,000 of their $475,000 senior secured loan, plus interest, for 330 shares of a new series of Preferred Stock of of the Company, to be designated the Junior Convertible Preferred Stock, with such Preferred Stock having a stated value of $1,000 per share. Each share of the Junior Convertible Preferred Stock shall, at the option of the holder, be convertible into either shares of our Common Stock or our publicly traded Common Stock Purchase Warrants which shall be fully registered, non restricted and freely tradeable. In each case, the shares of the Junior Convertible Preferred Stock shall be convertible into shares of our Common Stock or our Common Stock Purchase Warrants at a twenty (20%) percent discount to the average of the closing market prices for the twenty (20) business days preceding conversion, into the Common Stock or the Warrants, as the case may be.

(9) In an agreement dated April 1, 1999, the Company and a subsidiary settled an outstanding litigation with Haim Zitman which stipulated that within 180 days, the Company shall cause to be registered non-restricted, freely tradable shares of Common Stock whose aggregate offering price on the effective date of this prospectus will equal $80,000.

                              PLAN OF DISTRIBUTION

The resale shares offered in this prospectus may be sold by the selling stockholders from time to time in transactions in the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the resale shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the resale shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both.

In order to comply with the securities laws of certain states, if applicable, the resale shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the resale shares may be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the resale shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of the shares of common stock included in this prospectus, they must comply with the applicable provisions of Regulation M under the Securities Exchange Act of 1934 and in connection therewith, the selling stockholders may not engage in any stabilization activity in connection with any securities of ours, that they must furnish copies of this prospectus to each broker-dealer through which the shares of common stock included in this prospectus may be offered, and that they may not bid for or purchase any securities of ours or attempt to induce any person to purchase any securities of ours except as permitted under Regulation M. The selling stockholders have also agreed to inform us and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

The resale shares were originally issued under the various agreements pursuant to exemptions from the registration requirements of the Securities Act. We agreed to register the resale shares under the Securities Act. We have agreed to pay all fees and expenses incident to the filing of this registration statement other than underwriting discounts, commissions and fees and disbursements of counsel for the selling stockholders.

                           DESCRIPTION OF SECURITIES

     As of the date of this Prospectus, there are approximately 738 holders of record of Complete Wellness' common stock. We are currently authorized to issue 50,000,000 shares of our common stock, par value $.0001665 per share, and 2,000,000 shares of our preferred stock, par value $0.01 per share. As of the date of this Prospectus, Complete Wellness has 2,949,755 shares of its common stock, and 100,000 shares of its preferred stock, issued and outstanding. There are also warrants to purchase an additional 218,000 shares of our common stock issued and outstanding.

COMMON STOCK

     Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding-up of Complete Wellness, to share ratably in all assets available for distribution, subject to the rights of the holders of any preferred stock as described below.

     Upon the liquidation, dissolution or winding up of Complete Wellness, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of Complete Wellness's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights. All shares of common stock outstanding as of the date of this prospectus are fully paid and are not subject to further calls or assessments by the company. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Our Certificate of Incorporation, as amended, authorize the issuance of up to 2,000,000 shares of preferred stock. The board of directors is authorized, without further shareholder action, to issue such shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such preferred stock is issued, it will rank senior to our common stock in respect of rights to receive dividends and to participate in distributions or payments in the event of an liquidation, dissolution or winding up of Complete Wellness. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Complete Wellness or other change in control of Complete Wellness without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others. The board of directors does not at present intend to seek shareholder approval prior to issuing any such preferred stock, unless required to do so by law.

In December, 1997 and January, 1998, we issued to Wexford Spectrum Investors LLC and Imprimis Investors LLC a total of 100,000 shares of our Senior Convertible Preferred Stock in receipt of a $5,000,000 investment in the Company. The terms, provisions, rights and preferences of the Senior Convertible Preferred Stock are more fully described in our Annual Report on From 10-KSB filed April 14, 1998 for the fiscal year ended December 31, 1997 as amended on Form 10-KSB/A filed on January 19, 1999.


                                 DIVIDEND POLICY

We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of its business.


                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by
       .


                                     EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1998 was audited by Amper, Politziner & Mattia P.A., and on our Annual Report on Form 10-KSB/A for the year ended December 31, 1997 by Ernst & Young LLP, independent auditors, as set forth in their reports and included with those filings and incorporated in this prospectus by reference. Such financial statements have been incorporated in this prospectus by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                Table of Contents

1.    AVAILABLE INFORMATION                           4
2.    PROSPECTUS SUMMARY                              5
3.    THE OFFERING                                    5
4.    RISK FACTORS                                    6
5.    INDEMNIFICATION                                 10
6.    INFORMATION INCORPORATED BY REFERENCE           11
7.    MARKET PRICE OF COMMON STOCK                    12
8.    REGISTRATION RIGHTS                             13
9.    USE OF PROCEEDS                                 14
10.   SELLING STOCKHOLDERS                            14
11.   PLAN OF DISTRIBUTION                            26
12.   DESCRIPTION OF SECURITIES                       26
13.   DIVIDEND POLICY                                 27
14.   LEGAL MATTERS                                   27
15.   EXPERTS                                         27

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee ....................................       $       1,556.00
  Legal expenses ........................................               5,000.00
  Accounting fees and expenses ..........................               7,500.00
  Miscellaneous .........................................                 944.00
                                                                       ---------
Total ...................................................       $      15,000.00


Item 15. Indemnification of directors and officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.
Article VII of our bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with our officers and directors which are intended to provide the our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section XII B of the investor rights agreement contained in Exhibit 4.3 incorporated by reference in this prospectus, which contains provisions indemnifying officers and directors of ours against certain liabilities. Reference is also made to the underwriting agreements entered into in connection with our initial public offering indemnifying officers and directors of ours and other persons against certain liabilities, including those arising under the Securities Act of 1933.

Item 16.  Exhibits and financial statement schedules

Exhibit Number                                    Description
--------------                                    -------------
4.1 (1)          Form of common stock certificate

4.18 - 4.30      Purchase and sale agreements for the common stock sold in a private sale to 12 purchasers of the stock previously held by Wexford Spectrum Investors LLC and Imprimis Investors LLC.

4.31             Common stock purchase warrant dated December 2, 1997 to Chris Janish for 25,000 shares.

4.32             Common stock purchase warrant dated October 21, 1998 to Chris Janish for 5,000 shares.

4.34             Common Stock Purchase Warrant dated February 19, 1997 to Peter Spielberger for 25,000 shares.

4.35             Common Stock Purchase Warrant dated February 19, 1997 to Michael LeConey for 25,000 shares.

4.36             Common Stock Purchase Warrant dated February 19, 1997 to Ray Dirks for 15,000 shares.

4.37             Common Stock Purchase Warrant dated February 19, 1997 to Jessy Dirks for 15,000 shares.

4.38             Common Stock Purchase Warrant dated September 16, 1997 to The Equity Group for 10,000 shares.

4.39             Common Stock Purchase Warrant dated September 16, 1997 to The Equity Group for 10,000 shares.

4.40              Common Stock Option dated January 27, 1998 to SEP FBO Hugh Dean for 8,000 shares.

4.41              Common Stock Purchase Warrant dated February 27, 1998 to Credit Research & Trading LLC for 90,000 shares.

4.42              Common Stock Purchase Warrant dated February 27, 1998 to Credit Research & Trading LLC for 10,000 shares.

4.43              Common Stock Purchase Warrant dated June 25, 1998 to C. John Peterson for 10,000 shares.

4.44              Common Stock Purchase Warrant dated February 19, 1997 to National Securities Corporation for 18,000 shares.

4.45              Common Stock Purchase Warrant dated February 19, 1997 to Steven A. Rothstein for 2,000 shares.

4.46              Settlement Agreement dated April 1, 1999 between Complete Wellness Centers, Inc., Complete Wellness Weight
                  Management, Inc. and Haim Zitman.

5.1               Opinion of _________________________

23.1              Consent of Ernst & Young LLP, Independent Accountants.

23.2              Consent of Amper, Politziner & Mattia P.A.,, Independent Accountants

23.3              Consent of _________________________ (included in Exhibit 5.1).

24.1              Power of Attorney (see page II-4).

----------------------

(1) Incorporated by reference to identically numbered exhibits included in our registration statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of ours, indemnification agreements entered into between us and our officers and directors, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the calculation of registration fee table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in this prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on this 29 day of June, 1999.

                     COMPLETE WELLNESS CENTERS, INC.

                     By: /s/ Joseph Raymond Jr.
                         ----------------------------
                         (Joseph Raymond Jr.)
                         Chairman of the Board and
                         Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Raymond and Sergio Vallejo, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement, including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Witness our hands on the date set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                              Date
---------                            -----                              ----

/s/ Joseph J. Raymond              Chairman of the Board                June 29, 1999
-------------------------          and Chief Executive Officer
  (Joseph J. Raymond)              (Principal Executive Officer)

/s/ Sergio Vallejo                 Chief Operating Officer, Director    June 29, 1999
-------------------------
   (Sergio Vallejo)

/s/ E. Eugene Sharer               Director                             June 29, 1999
-------------------------
 (E. Eugene Sharer)

/s/ Michael Brigante               Chief Financial Officer              June 29, 1999
-------------------------          (Principal Accounting and
  (Michael Brigante)               Financial Officer)

/s/ Eric S. Kaplan                 President and Director               June 29, 1999
-------------------------
(Eric S. Kaplan

/s/ Frederick B. Simon             Director                             June 29, 1999
 .........................
   (Frederick B. Simon)

/s/ Jack Pawlowski                 Director                             June 29, 1999
------------------
  (Jack Pawlowski)

COMPLETE WELLNESS CENTERS, INC.

Index  to Exhibits

Exhibit           Description
-------           -----------

4.1 (1)           Form of common stock certificate

4.18 - 4.30       Purchase and sale agreements for the common stock sold in a private sale to 12 purchasers of the stock previously held by Wexford
                  Spectrum Investors LLC and Imprimis Investors LLC.

4.31              Common stock purchase warrant dated December 2, 1997 to Chris Janish for 25,000 shares.

4.32              Common stock purchase warrant dated October 21, 1998 to Chris Janish for 5,000 shares.

4.34              Common Stock Purchase Warrant dated February 19, 1997 to Peter Spielberger for 25,000 shares.

4.35              Common Stock Purchase Warrant dated February 19, 1997 to Michael LeConey for 25,000 shares.

4.36              Common Stock Purchase Warrant dated February 19, 1997 to Ray Dirks for 15,000 shares.

4.37              Common Stock Purchase Warrant dated February 19, 1997 to Jessy Dirks for 15,000 shares.

4.38              Common Stock Purchase Warrant dated September 16, 1997 to The Equity Group for 10,000 shares.

4.39              Common Stock Purchase Warrant dated September 16, 1997 to The Equity Group for 10,000 shares.

4.40              Common Stock Option dated January 27, 1998 to SEP FBO Hugh Dean for 8,000 shares.

4.41              Common Stock Purchase Warrant dated February 27, 1998 to Credit Research & Trading LLC for 90,000 shares.

4.42              Common Stock Purchase Warrant dated February 27, 1998 to Credit Research & Trading LLC for 10,000 shares.

4.43              Common Stock Purchase Warrant dated June 25, 1998 to C. John Peterson for 10,000 shares.

4.44              Common Stock Purchase Warrant dated February 19, 1997 to National Securities Corporation for 18,000 Shares.

4.45              Common Stock Purchase Warrant dated February 19, 1997 to Steven A. Rothstein for 2,000 shares.

4.46              Settlement Agreement dated April 1, 1999 between Complete Wellness
                  Centers, Inc., Complete Wellness Weight Management, Inc. and Haim
                  Zitman.

5.1               Opinion of ________________________

23.1              Consent of Ernst & Young, L.L.P., Independent Accountants.

23.2              Consent of Amper, Politziner & Mattia P.A., Independent Accountants.

23.3              Consent of ________________________ (included in Exhibit 5.1).

24.1              Power of Attorney (see page II-4).

----------------------

(1) Incorporated by reference to identically numbered exhibits included in our registration statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.